SHAREHOLDERS’ AGREEMENT

THIS AGREEMENT is made this ____ day of ______________, 20__, by and among MEDecision, Inc., a Pennsylvania corporation (the “Company”), and the shareholders of the Company who have executed the signature pages attached hereto (each, a “Shareholder” and collectively, the “Shareholders”).

BACKGROUND

The Shareholders are holders of Common Stock, $.10 par value per share (the “Common Stock”), of the Company. In connection with their purchase of shares of the Common Stock, the Shareholders have agreed to the imposition of certain restrictions and obligations on their right to vote and transfer the Common Stock owned by them, as more fully set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Legend. The following legend will be placed on the face of any certificates evidencing the shares of Common Stock owned by each Shareholder (the “Shares”), and stop-transfer instructions will be issued to any transfer agent of such Shares to ensure compliance with the provisions of this Agreement and of the Securities Act of 1933 and applicable state securities laws:

Sale, transfer, exchange or other disposition of these shares is subject to the conditions specified in a Shareholders’ Agreement which may be examined at the office of the Company. No transfers of these shares shall be valid or effective until such conditions have been fulfilled. These shares have not been registered under the Securities Act of 1933, as amended, or under applicable state securities laws, and they may not be offered, sold, pledged, hypothecated or otherwise transferred in the absence of (1) effective registrations under all such laws or (2) an opinion of counsel satisfactory to the Company that such registration is not required.

2. Restriction on Transfer

2.1 General Prohibition. No Shareholder may transfer (as defined in Section 2.2.1) any of his Shares, whether now owned or hereafter acquired, except pursuant to a Permitted Transfer or otherwise in the manner permitted by this Agreement and in strict accordance with its terms. The Company shall not cause or permit the transfer of any Shares held by any Shareholder to be made on its books unless such transfer is permitted by this Agreement and has been made in accordance with the terms hereof.

2.2 Definitions.

As used in this Agreement:

2.2.1 The term “transfer” shall mean the sale, assignment, gift or other disposition, or pledge or encumbrance, of any of a Shareholder’s Shares of Common Stock or any beneficial interest therein in any manner whatsoever, whether voluntary or involuntary;

2.2.2 The term “Permitted Transfer” shall mean a transfer of a Shareholder’s Shares to his Family Members (as hereinafter defined) during a Shareholder’s lifetime, provided the purchaser retains sole voting control over such Shares and (ii) transfers of a Shareholder’s Shares upon the death of a Shareholder to his Family Members; and

2.2.3 The term “Family Members” shall mean the spouse, parents and lineal descendants of a Shareholder.

3. Right of First Refusal.

3.1 Voluntary or Involuntary Transfer. A Shareholder shall be deemed, immediately and without further action or notice to the Company, to have made an Offer (as defined in Section 3.3) in accordance with Section 3.3 hereof for the sale of all of the Shares owned by such Shareholder:

3.1.1 Attempted Transfer. In the event that a Shareholder shall attempt to transfer any of his Shares other than pursuant to a Permitted Transfer or other than in the manner expressly authorized in this Section 3;

3.1.2 Operation of Law. In the event that a Shareholder makes a general assignment for the benefit of creditors, is adjudged a bankrupt, becomes insolvent or in any manner transfers or suffers the transfer of his Shares, or any part thereof, or any beneficial interest therein, by operation of law (other than pursuant to a Permitted Transfer);

3.1.3 Involuntary Transfer. In the event that any Shares owned by a Shareholder shall become subject to a lien or other encumbrance;

3.1.4 Death. Upon the death of a Shareholder, except in respect of any Shares as to which a Permitted Transfer will thereupon be made;

3.1.5 Termination of Employment or Service by Shareholder. In the event that the employment with or service to the Company of any Shareholder is terminated by such Shareholder, whether or not such Shareholder is a party to a written employment, service or consulting agreement with the Company and whether or not such termination by such Shareholder is in breach of the provisions of the terms of any such agreement to which such Shareholder is a party; or

3.1.6 Termination of Employment or Service by the Company for Cause. In the event that the employment or service of an individual Shareholder with the Company is terminated by the Company for “cause”, and for purposes of this Section 3.1.6, the term “cause” shall mean: (a) incompetence by the Shareholder in the performance of his duties for the Company; (b) a pattern of gross negligence by the Shareholder in the performance of his duties for the Company; (c) a pattern of refusing to follow the directions of the Company’s Board of Directors or senior officers; (d) repeated acts of public intoxication by the Shareholder; (e) addiction to drugs or other substances whose sale is unlawful; (f) the criminal indictment of the Shareholder involving conduct which constitutes a felony (whether or not related to the Shareholder’s employment with or service to the Company); (g) an act of the Shareholder resulting or intended to result directly or indirectly in gain to or personal enrichment of the Shareholder at the Company’s expense (either actual or potential); (h) any violation of any express direction or any reasonable rule or regulation established by the Company from time to time regarding the conduct of its business; or (i) any violation by the Shareholder of the terms and conditions of this Agreement.

3.2 Bona Fide Offer. If a Shareholder shall receive a bona fide offer in writing to purchase any or all of his Shares for cash from a third party (the “Bona Fide Offeror”), which offer such Shareholder desires to accept (a “Bona Fide Offer”), such Shareholder shall be deemed, immediately and without further action or notice to the Company, to have made an Offer in accordance with Section 3.3 hereof for the sale of all of the Shares of Shareholder which are subject to the Bona Fide Offer (the “Subject Shares”).

3.3 Purchase Price and Offer Notice. Whenever an offer (an “Offer”) shall have occurred or shall be deemed to have occurred pursuant to any of Sections 3.1 or 3.2, the Shareholder making such Offer (the “Selling Shareholder”) shall communicate such Offer to the Company in writing (“Offer Notice”), and such Offer will be made to the Company in accordance with Section 3.4 hereof at the following purchase price for the Offered Shares (as defined in Section 3.5.1):

3.3.1 Agreed Value Price. If the Offer is pursuant to Section 3.1, it will be at a purchase price equal to the Agreed Value (as defined in Section 3.5.1) of the Offered Shares.

3.3.2 Bona Fide Offer Price. If the Offer is pursuant to Section 3.2, it will be at a purchase price equal to the cash purchase price offered by the Bona Fide Offeror for the Offered Shares.

3.3.3 Contents of Offer Notice. If the Offer is pursuant to Section 3.1, the Offer Notice shall set forth a description of the proposed sale, transfer or other disposition and the identity of the proposed transferee. If the Offer is pursuant to Section 3.2, the Offer Notice shall set forth the price and other terms and conditions of the Bona Fide Offer and the identity of the Bona Fide Offeror.

3.4 The Offer.

3.4.1 Offer to Company. The Company may, within 30 days of receipt of the Offer Notice, elect to purchase all of the Offered Shares, at the price determined in accordance with Section 3.3.

3.4.2 Acceptance of Offer. If the Company elects to purchase all of the Offered Shares, the Company shall deliver to the Selling Shareholder a notice to accept the offer (the “Notice of Acceptance”) within 30 days of receipt of the Offer Notice, setting forth the irrevocable election and agreement of the Company to purchase such Offered Shares at the price to be determined in accordance with Section 3.3. Shares may be purchased pursuant to the right granted under this Section 3.4 only if all of the Offered Shares are purchased.

3.4.3 Closing. If the Company elects to purchase the Offered Shares pursuant to Section 3.4.2, within 30 days of the giving of the Notice of Acceptance the Company shall deliver to the Selling Shareholder payment in the amount of the purchase price for the Offered Shares and the Selling Shareholder shall deliver to the Company the stock certificate(s), appropriately and duly endorsed for transfer, evidencing the Offered Shares.

3.4.4 Sale to Third Party. If the Notice of Acceptance is not delivered to the Selling Shareholder within the period of time specified in Section 3.4.2, the Selling Shareholder may, within 90 days of the last day on which the Notice of Acceptance could have been given, transfer the Offered Shares to the Bona Fide Offeror on terms and conditions not more favorable to the proposed transferee than the terms and conditions set forth in the Offer Notice; provided that Section 6.8 hereof is complied with by the Bona Fide Offeror. If the Offered Shares are not transferred to the Bona Fide Offeror as provided in this Section 3.4.4, the Selling Shareholder shall not thereafter transfer the Offered Shares (or any other Shares) without first offering to sell such Shares to the Company as set forth in Section 3.3.

3.5 Certain Definitions.

3.5.1 The “Agreed Value” of one share of Common Stock shall be equal to two times the Company’s revenues, as set forth in the Company’s financial statements, for the most recent fiscal year ending prior to the date of the Purchaser’s Notice of Offer under Section 3.3 divided by the number of issued and outstanding shares of Common Stock on the date of the Purchaser’s Notice of Offer under Section 3.3.

3.5.2 The term “Offered Shares” shall mean: (i) if the Offer is pursuant to Section 3.1, all of the Selling Shareholder’s Shares other than any Shares transferred pursuant to a Permitted Transfer, or (ii) if the Offer is pursuant to Section 3.2, all of the Subject Shares.

4. Grant of Proxy. In order to ensure continuity of management of the Company and stability in the implementation of management policies, each of the Shareholders hereby grants to, and is deemed to have executed in favor of, David St.Clair a proxy to vote, or to give a written consent with respect to, all of the Shares of the Company owned by the Shareholder. Each of the Shareholders agrees that the proxy is coupled with an interest, is irrevocable and shall continue in force for three years from the date of execution of this Agreement. Each of the Shareholders agrees to execute and deliver to David St.Clair additional proxies, in a form substantially similar to the proxy contained in this Section 4, upon the expiration of the foregoing proxy.

5. Termination. This Agreement shall terminate upon the effective date of a registration statement concerning shares of the Company’s Common Stock filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with an underwritten initial public offering of shares of the Company’s Common Stock.

6. Miscellaneous Provisions.

6.1 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

6.2 Entire Agreement; Modification. This Agreement sets forth the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and supersedes any and all prior and contemporaneous agreements, inducements, covenants, conditions, representations and warranties, oral or written, expressed or implied, except as contained herein. This Agreement may be modified only by a written document signed by each of the parties hereto.

6.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania.

6.4 Notices. All notices, advises and communications to be given, delivered or otherwise made to any part to this Agreement, shall be deemed to have been made or delivered if contained in a written instrument delivered in person or duly sent by first class registered or certified mail, postage prepaid or by recognized courier service addressed to such party at the address set forth below or at such other address as may hereafter be designated in writing by the addressee to each of the parties:

If to the Company:

MEDecision, Inc.

Chesterbrook Corporate Center

601 Lee Road

Wayne, PA 19087

If to the Shareholder:

All such notices, advises and communications shall be deemed to have been received (a) in the case of personal delivery or recognized overnight courier service, on the date of such delivery and (b) in the case of mailing, on the third business day following such mailing.

6.5 Necessary Documents. If any Shareholder is required to sell his Shares under the terms of this Agreement, such Shareholder or his legal representative shall execute and deliver all necessary documents that reasonably may be required to accomplish a complete transfer of such Shares.

6.6 Specific Performance. In the event of a breach or threatened breach under this Agreement, the parties agree that the remedy at law would be inadequate and any party to this Agreement shall be entitled to appropriate injunctive and other equitable relief including, without limitation, specific performance. Further, any non-breaching party shall be entitled to recover the loss, cost and expense (including reasonable attorneys’ fees) which such party incurs in securing any relief at law or in equity.

6.7 Modification. No waiver by any part hereto of any condition, or the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any such conditions or breach or waiver of any other condition.

6.8 Subsequent Signatories. As a condition to the transfer of any shares of Common Stock, whether pursuant to an original issuance of shares of Common Stock, a Permitted Transfer, or otherwise, the transferee of any of such shares shall be required to enter into an agreement agreeing to be bound by all of the provisions of this Agreement. Any transfer of any shares of Common Stock in breach of the foregoing sentence shall be null and void and shall not be reflected on the Company’s transfer records.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MEDecision, Inc.
By:

SHAREHOLDERS:

MEDecision, Inc.

SHAREHOLDERS’ AGREEMENT

ADDITIONAL SIGNATURE PAGE

The undersigned shareholder of MEDecision, Inc. hereby evidences his intent to be bound by the terms and conditions of the Shareholders’ Agreement to which this Additional Signature Page shall be attached and made a part thereof.

Date:	SHAREHOLDER:

Agreed and Accepted by:
MEDecision, Inc.

By: